Exhibit 3.1

ARTICLES OF INCORPORATION

OF

RESOLUTE HOLDINGS MANAGEMENT, INC.

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ARTICLE One

NAME

The name of the corporation is Resolute Holdings Management, Inc. (the “Corporation”). The Corporation is the resulting entity in the conversion of Resolute Holdings Management, Inc., a Delaware corporation (the “Delaware Corporation”), into a Nevada corporation (the “Conversion”) and is a continuation of the existence thereof pursuant to Chapter 92A of the Nevada Revised Statutes (as amended from time to time, the “NRS”).

ARTICLE Two

REGISTERED OFFICE AND AGENT

The registered office of the Corporation shall be the street address of its registered agent in the State of Nevada. The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE Three

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the NRS.

ARTICLE Four

AUTHORIZED CAPITAL STOCK

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,100,000,000 of which 1,000,000,000 shares shall be designated as Common Stock, par value of $0.0001 per share (“Common Stock”), and 100,000,000 shares shall be designated as Preferred Stock, par value of $0.0001 per share (“Preferred Stock”).

ARTICLE Five

COMMON STOCK

The following is a statement of the voting powers, designations, preferences, qualifications, limitations, restrictions and special or relative rights granted to or imposed upon the shares of Common Stock. Except as otherwise provided in these Articles of Incorporation (which term, whenever used herein, shall include any certificate of designation filed in the office of the Nevada Secretary of State pursuant to NRS 78.1955 establishing the terms of a series of Preferred Stock in accordance with Article Six (such certificate of designation, a “Preferred Stock Designation”)), all shares of Common Stock shall be identical and shall entitle the holders of such shares to the same rights and privileges. The terms of the Common Stock set forth below shall be subject to the express terms of any series of Preferred Stock then outstanding.

(a)            Dividends and Other Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or other class or series of stock of the Corporation having a preference over or right to participate with the Common Stock as to dividends or other distributions pursuant to the relevant Preferred Stock Designation, holders of Common Stock shall be entitled to receive ratably on a per share basis such dividends or other distributions (payable in cash, shares of stock of the Corporation, property or assets of the Corporation or otherwise) as may be declared and paid on the Common Stock, at the times and in the amounts as the board of directors of the Corporation (the “Board of Directors”) in its discretion may determine.

(b)            Liquidation, Dissolution or Winding Up. Upon the occurrence of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or other class or series of stock of the Corporation having a preference over or right to participate with the Common Stock as to distributions upon such liquidation, dissolution or winding up of the affairs of the Corporation, holders of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution, ratably in proportion to the number of shares held by them.

(c)            Voting Rights. Holders of Common Stock shall have the general right to vote for all purposes, including the election, removal or replacement of directors, as provided by law and in these Articles of Incorporation. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held. There shall be no cumulative voting. Notwithstanding the foregoing, except as otherwise provided by these Articles of Incorporation or as required by the NRS, no holder of Common Stock, as such, shall be entitled to vote on any amendment or alteration of these Articles of Incorporation that exclusively alters, amends or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote on the applicable amendment or alteration pursuant to these Articles of Incorporation or pursuant to the NRS.

(d)            No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive, redemption, conversion or subscription rights.

ARTICLE Six

PREFERRED STOCK

(a)            Shares of Preferred Stock may be issued in one or more series from time to time by Board of Directors. The Board of Directors is expressly authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the designations and the powers, preferences and relative rights, and the qualifications, limitations and restrictions of such powers, preferences and relative rights, of the shares of such series of Preferred Stock, including without limitation, the following:

(i)             the distinctive serial designation of such series that shall distinguish it from other series;

(ii)            the number of shares included in such series;

(iii)           the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

(iv)           whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(v)            the amount or amounts that shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

(vi)            the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders of the shares of such series or upon the happening of a specified event or events;

(vii)          the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(viii)         whether or not the shares of such series shall be convertible into, or exchangeable for, at any time or times at the option of the holder or holders of the shares of such series or at the option of the Corporation or upon the happening of a specified event or events, shares of any other class or classes or any other series of Preferred Stock or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable to such exchange or conversion;

(ix)           whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; and

(x)            any other powers, preferences and relative rights and qualifications, limitations and restrictions not inconsistent with the NRS.

(b)            The powers, preferences and relative rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. Except as may otherwise be provided in these Articles of Incorporation, no holder of any share of any series of Preferred Stock, as such, shall be entitled as of right to vote on: (i) any amendment or alteration of these Articles of Incorporation to authorize or create, or increase or decrease the authorized amount of, any other series of Preferred Stock; or (ii) any alteration, amendment or repeal of any provision of any other series of Preferred Stock that does not adversely alter, change or affect the preferences or relative or other rights of the series of Preferred Stock held by such holder and any such right otherwise provided under NRS 78.207(3) or 78.390(2) is hereby specifically denied.

ARTICLE Seven

BOARD OF DIRECTORS

(a)            The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b)            Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation (as amended from time to time, the “Bylaws”).

(c)            Number of Directors.

(i)             Subject to the rights granted to holders of any series of Preferred Stock then outstanding to elect directors under specified circumstances or otherwise (“Preferred Stock Directors”), the number of directors of the Corporation shall be fixed from time to time pursuant to resolution or resolutions of the Board of Directors; provided that the maximum number of directors (other than Preferred Stock Directors) shall not exceed twelve.

(ii)            During any period when the holders of any series of Preferred Stock have the right to elect Preferred Stock Directors, upon the commencement, and for the duration, of the period during which such right continues: (A) the then total authorized number of directors shall automatically be increased by such specified number of Preferred Stock Directors, and the holders of the related series of Preferred Stock shall be entitled to elect the Preferred Stock Directors pursuant to the provisions of the applicable Preferred Stock Designation and (B) each such Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such Preferred Stock Director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to such Preferred Stock Director’s earlier death, resignation, retirement, disqualification, removal from office or other cause. Except as otherwise provided in the Preferred Stock Designation in respect of such series of Preferred Stock, whenever the holders of such series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right pursuant to the provisions of such Preferred Stock Designation, the terms of office of all such Preferred Stock Directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, retirement, disqualification, removal from office or other cause, shall forthwith terminate and the total and authorized number of directors shall be reduced accordingly.

(d)            Vacancies and Newly Created Directorships. Subject to subsection (c)(ii) of this Article Seven, except as otherwise required by law and unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by an affirmative vote of the majority of the remaining directors then in office, though less than a quorum, or by a sole remaining director, and not by the stockholders. Any director so chosen to fill a vacancy not resulting from an increase in the number of directors shall have the same class designation and remaining term as that of his or her predecessor.

(e)            Classified Board. Upon the effectiveness of these Articles of Incorporation (the “Effective Date”), the directors of the Corporation shall be divided into three classes, as nearly equal in number as reasonably possible, designated Class I, Class II and Class III. The directors of each class shall hold office until their successors have been duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed the directors whose terms expire at such annual meeting shall be elected to hold office for a term of three years following their election and until their successors have been duly elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain a number of directors in each class as nearly equal as reasonably possible. In no event shall a decrease in the number of directors cause the removal of or shorten the term of any incumbent director. Subject to the rights of any class or series of Preferred Stock to elect and remove directors, any director or the entire Board of Directors may only be removed for cause by an affirmative vote of the holders of at least two-thirds of the total voting power of the outstanding shares of stock of the Corporation entitled to vote at an election of directors and otherwise in accordance with the NRS. Following the date when Resolute Compo Holdings LLC and Resolute ManCo Holdings LLC (either individually or collectively, and together with their respective affiliates (including as defined in NRS 78.412) and associates (including as defined in NRS 78.413), and any other individual or entity that may be deemed for any purpose to be a beneficial owner (including as defined in NRS 78.414) or otherwise have or share beneficial ownership of any of the foregoing, and their respective successors and assigns (other than the Corporation and its subsidiaries), collectively, “Investor”) cease to beneficially own, in the aggregate, 40% of the total voting power of the outstanding shares of stock of the Corporation entitled to vote for the election of directors (other than any Preferred Stock Directors) (such date, the “Trigger Date”), this Article Seven may not be amended, modified or repealed, except by the affirmative vote of the holders of at least two-thirds of the total voting power of the outstanding shares of stock of the Corporation entitled to vote thereon. The Board of Directors is authorized to assign directors already in office to their respective classes at the time this Article Seven becomes effective. For the purposes of these Articles of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

ARTICLE Eight

STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

(a)            Stockholder Action by Written Consent. Prior to the Trigger Date, any action required or permitted to be taken by the stockholders of the Corporation or other persons as are authorized to call special meetings by the Bylaws, including but not limited to the election of directors, may be taken by written consent or consents of the stockholders of the Corporation if: (i) such consent or consents are signed by or on behalf of the holders of outstanding shares of stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders at which all outstanding shares of stock of the Corporation entitled to vote on the action were present and voted; and (ii) such consent or consents are delivered to the Corporation. Following the Trigger Date, subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders.

(b)            Special Meetings. Prior to the Trigger Date, special meetings of stockholders may be called only: (i) by or at the direction of the Executive Chairman of the Board of Directors or by the Board of Directors pursuant to a resolution or resolutions thereof; or (ii) with respect to any action required or permitted to be taken by stockholders of the Corporation, by the Secretary of the Corporation (or, if there is no Secretary of the Corporation, the Executive Chairman) at the written request of the holders of a majority of the total voting power of the outstanding shares of stock of the Corporation that would be entitled to vote on such action. Following the Trigger Date, except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of stockholders may be called only by: (A) the Executive Chairman of the Board of Directors; or (B) the Secretary of the Corporation (or, if there is no Secretary of the Corporation, the Executive Chairman) at the direction of a majority of the directors then in office. Special meetings of stockholders may not be called by any person other than the persons specified in this subsection (b) of Article Eight.

ARTICLE Nine

LIMITATION OF DIRECTOR AND OFFICER LIABILITY

The liability of directors and officers of the Corporation is hereby eliminated or limited to the fullest extent permitted by Nevada law. Without limiting the effect of the preceding sentence, if the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors and officers, the liability of the directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended, automatically and without further action, upon the date of such amendment. No amendment, modification or repeal of this Article Nine or the adoption of any provision of these Articles of Incorporation inconsistent with this Article Nine, or, to the fullest extent permitted by the NRS, any modification of law, shall adversely affect any right or protection of any director or officer of the Corporation in respect of any act or omission occurring prior to the time of such amendment, modification, repeal or adoption.

ARTICLE Ten

CORPORATE OPPORTUNITIES

(a)            Recognition of Corporate Opportunities. The Corporation recognizes and anticipates that: (i) certain directors, officers, principals, partners, members, managers, employees, agents and/or other representatives of Investor may serve as directors, officers or agents of the Corporation and its controlled affiliates; (ii) Investor may now or in the future engage in and may continue to engage in and may manage persons that engage in and may continue to engage in (x) the same or similar activities or related lines of business as those in which the Corporation and controlled affiliates, directly or indirectly, may engage and/or (y) other business activities that overlap with or compete with those in which the Corporation and its controlled affiliates, directly or indirectly, may engage; and (iii) there will be benefits to be derived by the Corporation or its controlled affiliates through its contractual, corporate and business relations with Investor (including possible service of Identified Persons (as defined below) as officers, directors and agents of the Corporation or its controlled affiliates) and there will be benefits in providing guidelines for the Identified Persons and of the Corporation with respect to the allocation of corporate opportunities and other matters. The provisions of this Article Ten are set forth to regulate and define the conduct of certain affairs of the Corporation and its controlled affiliates with respect to certain classes or categories of business opportunities as they may involve Investor, any person (as defined below) who, while a stockholder, director, officer or agent of the Corporation or any of its controlled affiliates, is a director, officer, principal, partner, member, manager, employee, agent and/or other representative of Investor (each, an “Identified Person”), on the one hand, and the powers, rights, duties and liabilities of the Corporation and its controlled affiliates and its and their respective stockholders, directors, officers and agents, on the other hand. To the fullest extent permitted by law (including, without limitation, the NRS), and notwithstanding any other duty (contractual, fiduciary or otherwise, whether at law or in equity), each Identified Person shall have the right to, directly or indirectly, engage in, possess interests in and manage other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Corporation or any of its controlled affiliates or deemed to be competing with the Corporation or any of its controlled affiliates. In addition, no Identified Person shall have any duty, whether contractual, fiduciary or otherwise, whether at law or in equity, not to engage in any of the foregoing activities, interests, ventures or opportunities, whether competitive or otherwise. The scope of activities permitted or otherwise authorized by this Article Ten shall apply without regard to whether the Identified Person pursues such activities, interests, ventures or opportunities on its own account, or in partnership with, or as a direct or indirect equity holder, controlling person, stockholder, director, officer, employee, agent, affiliate, party to a management agreement for the oversight of the business, operations and strategy of another person, member, financing source, investor, director or indirect manager, general or limited partner or assignee of any other person. Under no circumstances shall any Identified Person have an obligation to offer to the Corporation or its controlled affiliates the right to participate in any of the activities, interests, ventures or opportunities described in this subsection (a). Each Identified Person shall also have the right to invest in, or provide services to, any person that is engaged in the same or similar business activities as the Corporation or its controlled affiliates or directly or indirectly competes with the Corporation or any of its controlled affiliates.

(b)            Competitive Opportunities. In the event that any Identified Person acquires knowledge of a potential transaction or matter that may be an investment, corporate or business opportunity or prospective economic or competitive advantage in which the Corporation or any of its controlled affiliates could have an interest or expectancy (contractual, equitable or otherwise) (a “Competitive Opportunity”) or otherwise is then exploiting, to the fullest extent permitted under the NRS and notwithstanding any other duty existing at law or in equity, the Corporation and its controlled affiliates will have no interest in, and no expectation (contractual, equitable or otherwise) that such Competitive Opportunity be offered to it. To the fullest extent permitted by law and subject to subsection (c) of this Article Ten, any such interest or expectation (contractual, equitable or otherwise) is renounced so that such Identified Person shall: (i) have no duty (contractual, fiduciary or otherwise) to communicate or present such Competitive Opportunity to the Corporation or its controlled affiliates; (ii) have the right to either hold any such Competitive Opportunity for such Identified Person’s own account and benefit or the account of the former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, affiliates, members, financing sources, investors, direct or indirect managers, general or limited partners or assignees of any Identified Person or to direct, recommend, assign or otherwise transfer such Competitive Opportunity to persons other than the Corporation or any of its controlled affiliates or direct or indirect equity holders; and (iii) notwithstanding any provision in the Articles of Incorporation to the contrary, not be obligated or liable to the Corporation, any stockholder, director or officer of the Corporation or any other person by reason of the fact that such Identified Person, directly or indirectly, took any of the actions noted in the immediately preceding clause (ii), pursued or acquired such Competitive Opportunity for itself or any other person or failed to communicate or present such Competitive Opportunity to the Corporation or its controlled affiliates.

(c)            Interpretation; Duties. In the event of a conflict or other inconsistency between this Article Ten and any other Article or provision of the Articles of Incorporation, this Article Ten shall prevail under all circumstances. Notwithstanding anything to the contrary in these Articles of Incorporation, under no circumstances shall the provisions of this Article Ten limit or eliminate any duty (contractual, fiduciary or otherwise, whether at law or in equity) owed by any employee of the Corporation or any of its controlled affiliates to the Corporation; provided that such employee is not a director, officer, principal, partner, member, manager, employee, agent and/or other representative of Investor (in which case, for the avoidance of doubt, Article Ten does so limit or eliminate any such duty). Further, under no circumstances shall the Corporation be deemed to have renounced any Competitive Opportunity as to any employee of the Corporation or its controlled affiliates.

(d)            NRS 78.070(8). For the avoidance of doubt, subject to subsection (c) of this Article Ten, this Article Ten is intended to constitute, with respect to the Identified Persons, a disclaimer and renunciation, to the fullest extent permitted under NRS 78.070(8), of any right of the Corporation or any of its controlled affiliates with respect to the matters set forth in this Article Ten. This Article Ten shall be construed to effect such disclaimer and renunciation to the fullest extent permitted under the NRS.

(e)            Business Ventures. The Corporation and its controlled affiliates do not have any rights in and to the business ventures of any Identified Person, or the income or profits derived from those business ventures.

(f)            No Competitive Opportunity. In addition to and notwithstanding the foregoing provisions of this Article Ten, an investment, corporate or business opportunity shall not be deemed to be a Competitive Opportunity for the Corporation if it is an investment, corporate or business opportunity that: (i) the Corporation is neither financially nor legally able, nor contractually permitted to undertake; (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation; or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(g)            Amendments. Neither the alteration, amendment or repeal of this Article Ten, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article Ten, shall eliminate or reduce the effect of this Article Ten in respect of any Competitive Opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article Ten, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

ARTICLE Eleven

EXCLUSIVE FORUM and limited waiver of jury trial

Unless the Corporation consents in writing to the selection of an alternative forum, and subject to applicable jurisdictional requirements, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or controlling stockholder of the Corporation in such capacity, (c) any action asserting a claim arising pursuant to any provision of NRS Title 7, these Articles of Incorporation or the Bylaws, including any internal action (as defined in NRS 78.046 or any successor statute), or (d) any action asserting a claim governed by the internal affairs doctrine shall be the Eighth Judicial District Court of the State of Nevada, in Clark County, Nevada (the “Eighth Judicial District Court”) (or, if the Eighth Judicial District Court lacks jurisdiction over such action or proceeding, then another court of the State of Nevada or, if no court of the State of Nevada has jurisdiction, then the United States District Court for the District of Nevada). The foregoing sentence shall not apply to claims arising under the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

To the fullest extent permitted by applicable law, all internal actions (as defined in NRS 78.046 or any successor statute) to be tried in any court of the State of Nevada must be tried before the presiding judge as the trier of fact, and not before a jury. This Article Eleven shall conclusively operate as a waiver of the right to trial by jury by each party to any such internal action.

ARTICLE Twelve

AMENDMENTS

(a)            Amendment of Bylaws. The Board of Directors is expressly authorized to adopt, amend, alter, repeal or rescind, in whole or in part, the Bylaws. By affirmative vote of the holders of a majority of the total voting power of the shares of stock of the Corporation entitled to vote thereon, voting together as a single class, stockholders may adopt, amend, alter or repeal the Bylaws. Notwithstanding the previous sentence, following the Trigger Date, any amendment, alteration, repeal or rescission of Sections 2.2, 2.9, 2.10, 3.4, 8.5 or Article VII of the Bylaws (as such sections and Articles are numbered on the date hereof, and other than to change the numbers of such provisions upon the adoption or repeal of other provisions in accordance herewith) shall require the affirmative vote of at least two-thirds of the total voting power of the shares of stock of the Corporation entitled to vote on such amendment, alteration, repeal, rescission or adoption, voting together as a single class.

(b)            Amendment of Articles of Incorporation. Notwithstanding anything contained in these Articles of Incorporation to the contrary, and in addition to any specific requirements contained in these Articles of Incorporation with respect to any particular Article or provision of these Articles of Incorporation, at any time following the Trigger Date, Article Six, Seven, Eight, Nine, Ten and this Article Twelve may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent with those provisions or this provision may be adopted, only by the affirmative vote of the holders of at least two-thirds of the total voting power of the shares of stock of the Corporation entitled to vote on such amendment, alteration, repeal, rescission or adoption, voting together as a single class.